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                            CERTIFICATE OF FORMATION

                                       OF

                              SALTON SEA POWER LLC



1.       The name of the limited liability company is Salton Sea Power LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.       This Certificate of formation shall be effective February 12, 1998.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Salton Sea Power LLC this 12th day of February, 1998.



                                                     /s/ Douglas L. Anderson
                                                     -------------------------
                                                     Douglas L. Anderson